THIRD LEASE AMENDING AGREEMENT

THIS THIRD LEASE AMENDING AGREEMENT (the “Agreement”) is made as of the 11th day of July, 2014.

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, AS REPRESENTED BY THE MINISTER OF PUBLIC WORKS AND GOVERNMENT SERVICES
(hereinafter the “Landlord”)

OF THE FIRST PART

-and-

CIENA CANADA, INC.
(hereinafter the “Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated March 19, 2010, Nortel Networks Technology Corporation (“Nortel”) leased to the Tenant the whole of the building known as “Lab 10” and comprised of a deemed rentable area of 265,000 square feet (hereinafter the “Premises”) situated on the property known municipally as the Carling Campus, 3500 Carling Avenue, Ottawa, Ontario (the “Original Lease”), on the terms, covenants and conditions set out therein;

AND WHEREAS by virtue of the agreement of purchase and sale dated October 15, 2010 between the Landlord and Nortel, the Landlord is the registered and beneficial owner of the Carling Campus (inclusive of the Premises) and the landlord under the Lease, being the successor in title to the interest of Nortel in the Carling Campus;

AND WHEREAS pursuant to Section 27.1 of the Lease, on December 15, 2010, the Landlord directed Nortel to provide to the Tenant an Early Termination Notice, so as to exercise its rights under the aforesaid Section 27.1 to terminate the Term of the Original Lease effective as of March 18, 2015;

AND WHEREAS by a lease amending agreement dated February 13, 2012 (the “First Lease Amending Agreement”), the Landlord and Tenant agreed to extend the term of the Original Lease to and including March 18, 2016 (the “First Extended Term”);

AND WHEREAS by a lease amending agreement dated August 29, 2013 (the “Second Lease Amending Agreement”), the Landlord and Tenant agreed to further extend the term of the Lease to and including September 18, 2017 (the “Second Extended Term”);

AND WHEREAS the Original Lease, the First Lease Amending Agreement and the Second Lease Amending Agreement are herein collectively referred to as the “Lease”;

AND WHEREAS the parties hereto have now agreed to a further extension of the term of the Lease to and including December 31, 2017 and amend the Lease as set out herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, as of the date of this Agreement, that:

1.
The recitals contained herein are true and accurate in every respect and may be relied upon by the parties as statement of fact. The parties shall not assert facts contrary to those set out above in the recitals.

2.	Except as otherwise expressly defined herein, capitalized words and phrases used but not defined herein have the meanings given to them in the Lease.

3.
The Lease is amended to extend the Term from September 18, 2017 for a further period commencing on September 19, 2017 and expiring on December 31, 2017 (the “Third Extended Term”) upon the same terms, covenants and conditions as contained in the Lease, except as otherwise provided herein, and the Lease (including the definitions of “Term” and “Expiration Date”) is hereby amended accordingly.

4.
Section 2.2 of the Lease is amended such that for the period of the Third Extended Term, the Fixed Rent payable by the Tenant shall be $CDN 3,435,175.08 per annum, payable in equal monthly installments of $CDN 286,264.59, plus applicable GST. The Fixed Rent for the original Term, the First Extended Term and the Second Extended Term remain as per the applicable terms of the Lease, the First Lease Amending Agreement and the Second Lease Amending Agreement, respectively.

5.
Section 2.2 of the Lease is further amended such that, in addition to the Fixed Rent payable by the Tenant during the Third Extended Term under Section 4 above, the Tenant shall also pay to Landlord during the Third Extended Term without demand, and without any set-off or deduction whatsoever, as rental for the Premises and for the non-exclusive use of the Common Areas, the amount of $CDN 3,188,039.65 per annum, payable in equal monthly installments of $CDN 265,669.97, plus applicable GST.

6.
The Landlord and the Tenant confirm that the Tenant’s Operating Expense Contributions for the Third Extended Term shall be $CDN 4,323,690.42 per annum, having been calculated in accordance with the formula set out in Section 2.3 of the Lease.

7.	All Rent for a partial month shall be adjusted and pro-rated in accordance with the number of days in such month.

8.	The Lease is amended by deleting Article 29 and replacing it as follows:
Article 29    Integrity Provisions

a)	The Tenant agrees to be bound and to comply with the terms set out in these Integrity Provisions during the term of this Lease, including extensions.

b)
The Tenant confirms that, to ensure fairness, openness and transparency in the leasing process, the commission of certain acts or offences may result in a termination for default under the Lease. If the Tenant made a false declaration on its Offer to Lease, makes false declaration under the Lease, fails to diligently maintain up-to-date the information requested, or if the Tenant or any of the Tenant's Affiliates fail to remain free and clear of any acts or convictions specified in these Integrity Provisions during the Lease period, including extensions, such false declaration or failure to comply may result, following a notice period, in a termination for default under the Lease. The Tenant understands that a termination for default will not restrict Her Majesty’s right to exercise any other remedies that may be available against the Tenant.

c)	Affiliates

For the purpose of these Integrity Provisions, everyone, including but not limited to organizations, bodies corporate, societies, companies, firms, partnerships, associations of persons, parent companies, and subsidiaries, whether partly or wholly-owned, as well as individuals, and directors, are Tenant's Affiliates if:

1.	directly or indirectly either one controls or has the power to control the other, or

2.	a third party has the power to control both.

Indicia of control, include, but are not limited to, interlocking management or ownership, identity of interests among family members, shared facilities and equipment, common use of employees, or a business entity created following the acts or convictions specified in these Integrity Provisions which has the same or similar management, ownership, or principal employees, as the case may be.

d)
The Tenant who is incorporated or who is a sole proprietorship has already provided a list of names of all individuals who are directors of the Tenant or the name of the owner. The Tenant who has submitted an Offer to Lease as a joint venture as already provided a list of names of all directors, or the name of the owner, for each member of the joint venture. The Tenant must diligently inform Her Majesty in writing if any changes affect the list of names of directors during the Lease period, including extensions. The Tenant must also, when requested, provide Her Majesty with properly completed and signed Consent Forms (Consent to a Criminal Record Verification form - PWGSC-TPSGC 229-1).

e)
The Tenant certifies that it is aware, and that its Affiliates are aware, that Her Majesty may verify the information provided by the Tenant, including the information relating to the acts or convictions specified in these Integrity provisions through independent research, use of any government resources or by contacting third parties.

f)
The Tenant certifies that neither the Tenant nor any of the Tenant's Affiliates have directly or indirectly, paid or agreed to pay, and will not, directly or indirectly, pay a contingency fee to any individual for the solicitation, negotiation or obtaining of the Lease if the payment of the fee would require the individual to file a return under section 5 of the Lobbying Act.

g)	Time Period

The Time Period is 10 years and is measured from the date of the conviction or from the date of the conditional or absolute discharge.

In addition, for a conviction under paragraphs 1). or 2). of subsection h), following the 10-year period, a pardon or a record suspension must have been obtained, or capacities must have been restored by the Governor in Council.

h)
The Tenant certifies that neither the Tenant nor any of the Tenant's Affiliates have been convicted of an offence or received a conditional or an absolute discharge under any of the following provisions unless the time period, as defined in the Time Period subsection, has elapsed:

1.	paragraph 80(1)(d) (False entry, certificate or return), subsection 80(2) (Fraud against Her Majesty) or section 154.01 (Fraud against Her Majesty) of the Financial Administration Act, or

2.
section 121 (Frauds on the government and Contractor subscribing to election fund), section 124 (Selling or Purchasing Office), section 380 (Fraud) for fraud committed against Her Majesty or section 418 (Selling defective stores to Her Majesty) of the Criminal Code, or

3.
section 119 (Bribery of judicial officers, etc), section 120 (Bribery of officers), section 346 (Extortion), sections 366 to 368 (Forgery and other offences resembling forgery), section 382 (Fraudulent manipulation of stock exchange transactions), section 382.1 (Prohibited insider trading), section 397 (Falsification of books and documents), section 422 (Criminal breach of contract), section 426 (Secret commissions), section 462.31 (Laundering proceeds of crime) or sections 467.11 to 467.13 (Participation in activities of criminal organization) of the Criminal Code, or

4.
section 45 (Conspiracies, agreements or arrangements between competitors), section 46 (Foreign directives), section 47 (Bid rigging), section 49 (Agreements or arrangements of federal financial institutions), section 52 (False or misleading representation), section 53 (Deceptive notice of winning a prize) of the Competition Act, or

5.	section 239 (False or deceptive statements) of the Income Tax Act, or

6.	section 327 (False or deceptive statements) of the Excise Tax Act, or

7.	section 3 (Bribing a foreign public official), section 4 (Accounting), or section 5 (Offence committed outside Canada) of the Corruption of Corruption of Foreign Public Officials Act, or

8.	section 5 (Trafficking in substance), section 6 (Importing and exporting), or section 7 (Production of substance) of the Controlled Drugs and Substance Act.

The Tenant also certifies that no one convicted under any of the provisions under 1) or 2) are to receive any benefit under the Lease, unless a pardon or record of suspension has been obtained or capacities restored by Governor in Council, as defined in the Time Period subsection.

i)	Foreign Offences

The Tenant also certifies that, within a period, as defined in the Time Period subsection, neither the Tenant nor any of the Tenant's Affiliates have been convicted of or have received a conditional or an absolute discharge, under any foreign offence that Her Majesty deems to be of similar constitutive elements to the offences listed in these Integrity Provisions. Her Majesty will also consider foreign measures declared by Her Majesty to be similar in nature to the Canadian pardon, record suspension, or restoration of capacities by the Governor in Council.

j)	Subcontractors

The Tenant must ensure that subcontractors include Integrity Provisions no less favorable to Her Majesty than those imposed to the Tenant.

k)	Preventive Measures associated with the Time Period

In cases where the period (as defined in the Time Period subsection), for a conviction, or a conditional or an absolute discharge of the Tenant or any of the Tenant Affiliates has elapsed then the Tenant must also certify for itself and for its Affiliates that measures have been diligently put in place in order to avoid the reoccurrence of such convictions or reprehensive actions.

l)	Non-application

The present Integrity Provisions are non-applicable to governments, as well as entities controlled by a government, including Crown corporations.

10.
The Landlord and the Tenant hereby confirm that in all other respects the Lease remains in full force and effect, unchanged and unmodified except as amended expressly in accordance with this Agreement.

11.	This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

12.
This Agreement may be executed in several counterparts, each of which when executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Any such counterpart may be delivered by facsimile transmission, PDF or electronic mail and such delivery shall be valid and sufficient. Each party that delivers such counterpart by facsimile transmission, PDF or electronic mail shall as soon as reasonably practicable thereafter forward to the other party the originally executed copy of the same.

13.	Each party agrees to make such further assurances as may be reasonably required from time to time by another to more fully implement the true intent of this Agreement.

14.
This Agreement shall be binding upon, extend to and enure to the benefit of each of the Landlord and the Tenant and to each of their respective legal representatives, heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Third Lease Amending Agreement as of the date first set forth above.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, AS REPRESENTED BY THE MINISTER OF PUBLIC WORKS AND GOVERNMENT

By: /s/ Anne Morton
        Director
        NCA Real Estate Services
        NCA Portfolio Management
        Real Property Branch

CIENA CANADA, INC. By: /s/ David M. Rothenstein Senior Vice President and General Counsel